UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 5, 2010

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On May 5, 2010, Semiconductor Components Industries, LLC (the “Borrower”), a wholly-owned subsidiary of ON Semiconductor Corporation (the “Company”), gave notice of the early termination of the Amended and Restated Credit Agreement, dated as of August 4, 1999, as amended and restated as of March 6, 2007 (“Senior Bank Facility”), among the Borrower, the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. In accordance with the terms of the Senior Bank Facility, the Senior Bank Facility will be terminated effective May 11, 2010 following a requisite notice period. In connection with this termination, the Borrower will prepay approximately $169.8 million aggregate principal amount outstanding under the term loan portion of the Senior Bank Facility. This amount would have been due in September 2013, subject to scheduled principal amortization and other required prepayments under the Senior Bank Facility. Other than certain minimal break funding fees and out-of-pocket expenses of the lenders, the Borrower will incur no penalties in connection with its early termination of the Senior Bank Facility. After termination of the Senior Bank Facility, letters of credit now outstanding under the Senior Bank Facility in the amount of approximately $0.9 million will remain outstanding pursuant to separate arrangements with JPMorgan Chase Bank, N.A.

Termination of the Senior Bank Facility will also result in termination of certain ancillary agreements executed in connection with the Senior Bank Facility, including: (a) that certain Pledge Agreement, dated as of August 4, 1999, as amended and restated as of March 3, 2003, among the Borrower, the Company, the Subsidiary Pledgors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (“Collateral Agent”) (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”); (b) that certain Security Agreement, dated as of August 4, 1999, as amended and restated as of March 3, 2003, among the Borrower, the Company, the Subsidiary Guarantors party thereto and the Collateral Agent (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”); and (c) that certain Guarantee Agreement, dated as of August 4, 1999, among the Company and the other Guarantors party thereto and the Collateral Agent (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”).

Pursuant to the Pledge Agreement, Security Agreement, and Guarantee Agreement, the obligations of the Borrower and certain of its affiliates under the Senior Bank Facility and related documents are secured by a first lien on the Company’s interest in the Borrower, substantially all of the Borrower’s property and assets (tangible and intangible), including the capital stock of certain subsidiaries, and substantially all of the property and assets (tangible and intangible) of certain subsidiaries of the Borrower. The Senior Bank Facility contains customary representations and warranties, restrictive covenants, and default provisions.

In connection with the termination of the Senior Bank Facility, the $25 million revolving credit portion of the Senior Bank Facility (none of which is currently outstanding) will no longer be available to the Borrower. However, the Company believes that after the prepayment and termination of the Senior Bank Facility, it will continue to have adequate cash from operations and existing cash and cash equivalents to fund its operating and capital needs for at least the next twelve months. The Company believes it is in material compliance with all covenants under the Senior Bank Facility. The Company and its affiliates, from time to time, maintain normal banking and other relationships with JPMorgan Chase Bank, N.A. and the other lenders party to the Senior Bank Facility.

The Senior Bank Facility was terminated effective May 11, 2010. See Item 8.01 of this report.

Item 8.01.	Other Events.

On May 11, 2010, the Company announced in a news release that it had prepaid and terminated its Senior Bank Facility. The news release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	Pro Forma Financial Information
Not applicable.

(c)	Shell Company Transactions
Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	News release issued by ON Semiconductor Corporation, dated May 11, 2010 and entitled “ON Semiconductor Prepays its Senior Secured Credit Facilities.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: May 11, 2010	By:	/s/ DONALD A. COLVIN
Donald A. Colvin
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release issued by ON Semiconductor Corporation, dated May 11, 2010 and entitled “ON Semiconductor Prepays its Senior Secured Credit Facilities.”

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